POWER OF ATTORNEY

The undersigned hereby appoints HUDSON LA FORCE, MARK A. SHELNITZ, and MICHAEL W. CONRON as his / her true and lawful attorneys-in-fact for the purpose of signing the Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (File No.: 333-173785) and all further amendments to such registration statement, to be filed by W. R. GRACE & CO., a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the Company’s 2011 Stock Incentive Plan and the Company’s 2011 Amended and Restated Stock Incentive Plan and all amendments thereto. Each of such attorneys-in-fact is appointed with full power to act without the other.

Robert F. Cummings, Jr.	/s/ Robert F. Cummings, Jr.
Julie Fasone Holder	/s/ Julie Fasone Holder
Diane H. Gulyas	/s/ Diane H. Gulyas
Jeffry N. Quinn	/s/ Jeffry N. Quinn
Christopher J. Steffen	/s/ Christopher J. Steffen
Mark E. Tomkins	/s/ Mark E. Tomkins
Shlomo Yanai	/s/ Shlomo Yanai

Dated: June 28, 2018